GRAYSCALE FUNDS TRUST 485BPOS

Exhibit 99(g)(ii)

EXHIBIT A

to the

 CUSTODY AGREEMENT

Dated May 17, 2024

between

GRAYSCALE FUNDS TRUST

and

U.S. BANK NATIONAL ASSOCIATION

(as of January 27, 2025)

Fund
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